FORM 18-K/A
                                 AMENDMENT NO. 7
           For Foreign Governments and Political Subdivisions Thereof



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 18-K/A
                                 AMENDMENT NO. 7
           For Foreign Governments and Political Subdivisions Thereof



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  ANNUAL REPORT

                                     of the

                              UNITED MEXICAN STATES
                              (Name of Registrant)


               Date of end of last fiscal year: December 31, 2001


                             SECURITIES REGISTERED*
                      (As of the close of the fiscal year)

-----------------   -----------------------------   ------------------------
Title of Issues           Amount as to which          Names of exchanges on
                     registration is  effective       which registered
-----------------   -----------------------------   ------------------------

      N/A                          N/A                      N/A

-----------------   -----------------------------   ------------------------

Name and address of person authorized to receive notices and communications from the Securities and Exchange Commission:



                            Edmundo Gonzalez Herrera
                   Financial Representative -- New York Office
                   Banco Nacional de Comercio Exterior, S.N.C.
                           375 Park Avenue, Suite 1905
                            New York, New York 10152

                                   Copies to:

                                 Wanda J. Olson
                       Cleary, Gottlieb, Steen & Hamilton
                                One Liberty Plaza
                            New York, New York 10006

*The Registrant is filing this annual report on a voluntary basis.

This amendment to the annual report of the United Mexican States on Form 18-K for the year ended December 31, 2001 comprises:

(a) Pages numbered 1 to 4 consecutively.

(b) The following exhibits:

         Exhibit 1: Form of Sub-Authorization Certificate for (euro)750,000,000 of 5.375% Global Notes due 2013, including the forms of the Notes

         Exhibit 2: Terms Agreement, dated June 3, 2003, between the United
                    Mexican States and the Managers of 5.375% Global Notes due 2013

         Exhibit 3: Names and Addresses of the Managers

         Exhibit 4: Opinion of Cleary, Gottlieb, Steen & Hamilton with respect to(euro) 750,000,000 of 5.375% Global Notes due 2013

         This amendment to the annual report is filed subject to the Instructions for Form 18-K for Foreign Governments and Political Subdivisions thereof.

                                 SIGNATURE PAGE




                  Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant, the United Mexican States, has duly caused this annual report or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mexico, Federal District, Mexico on the 11th of June, 2003.


                           By: /s/ Alonso Garcia Tames
                               -----------------------
                               Alonso Garcia Tames
                               Director General of Public Credit of the
                               Ministry of Finance and Public Credit

                                  EXHIBIT INDEX



         Exhibit 1: Form of Sub-Authorization Certificate for (euro)750,000,000 of 5.375% Global Notes due 2013, including the forms of the Notes

         Exhibit 2: Terms Agreement, dated June 3, 2003, between the United
                    Mexican States and the Managers of 5.375% Global Notes due 2013

         Exhibit 3: Names and Addresses of the Managers

         Exhibit 4: Opinion of Cleary, Gottlieb, Steen & Hamilton with respect to(euro) 750,000,000 of 5.375% Global Notes due 2013